EXHIBIT A

The fees payable to the Distributor under this Plan shall not exceed, with respect to a particular Fund and its classes of shares, if applicable, on an annualized basis, the percentage of such class’s average daily net assets set forth below next to the class’s name.

FUND AND CLASS	FEE LIMITATION
Babson Global Floating Rate Fund
Class A Shares	0.25%

Class C Shares	1.00%

Babson Global Credit Income Opportunities Fund
Class A Shares	0.25%

Class C Shares	1.00%

Babson Active Short Duration Bond Fund
Class A Shares		0.25%
Class C Shares		1.00%

Babson Total Return Bond Fund
Class A Shares		0.25%
Class C Shares		1.00%

Babson Emerging Markets Debt Blended Total Return Fund
Class A Shares		0.25%
Class C Shares		1.00%

Babson Emerging Markets Local Currency Debt Fund
Class A Shares		0.25%
Class C Shares		1.00%

Babson Global High Yield Bond Fund
Class A Shares		0.25%
Class C Shares		1.00%

Babson U.S. High Yield Bond Fund
Class A Shares		0.25%
Class C Shares		1.00%